Exhibit 10(xi)

Operating Agreement

Parties

This Operating Agreement (Agreement) is between Merit Life Insurance Company (the Insurance Company), domesticated in Texas, and with its administrative offices at 2 Corporate Drive, Suite 760, Shelton, Connecticut, 06484 of and [        ](the Wealth Manager), a [state of incorporation of partner wealth management firm] company with its administrative offices at [address of firm].

The parties are entering into this non-exclusive Agreement to facilitate the Wealth Manager making available to its clients the insurance protection provided by the product(s) (Product(s)) described in the schedules (Schedules) attached to this Agreement. Such protection is provided in relation to accounts (Account(s)) maintained by the Wealth Manager for which clients elect to purchase a Product.

This entire Agreement includes the various Schedules attached to it

Authority to Engage in this Business

The Insurance Company attests that it is duly licensed to provide the Products in the jurisdictions it indicates to the Wealth Manager, and that the specific Products described in the schedules and the relevant forms needed to make such Products available have been or will be approved or made effective by the relevant regulatory agencies before the Insurance Company makes them available to the Wealth Manager’s clients. The Insurance Company also attests that it has engaged a principal underwriter for the purpose of distributing the Products.

The Wealth Manager attests that it is duly incorporated in the state of {         } and that it is registered as an investment adviser under applicable law and regulation. The Wealth Manager further attests that it will only make Products available to clients with which it has an advisory relationship pursuant to which it has a fiduciary duty to act in the best interest of such clients.

Each party attests that it will comply with all applicable laws and regulations in relation to making Products available to clients of the Wealth Manager and in relation to the issuance and maintenance of Products. The Wealth Manager also attests that it will comply with all applicable laws and regulations in order to establish and maintain the Accounts in connection with which Products are provided.

Each party represents that it will inform the others in writing of any termination or applicable limitation of its authority to do business in any jurisdiction in which they have are or are seeking to make Products available to Wealth Manager’s clients. Such writing must occur no more than seven days after such termination of authority.

Investment Risk Profiles

Prior to each specific Product being made available to clients of the Wealth Manager, the Insurance Company and the Wealth Manager will select the Wealth Manager’s investment risk profiles that will be available for Accounts. The agreed upon profiles are detailed in Schedule [ ]. From time to time thereafter, the Insurance Company and the Wealth Manager may agree to make available different profiles, both for existing Products and for new.

The Wealth Manager will not make changes to the agreed upon profiles noted in Schedule [   ] without consent of the Insurance Company.

The Wealth Manager will inform the Insurance Company in a timely fashion if the investments in an Account violate the agreed upon profile. The Wealth Manager also will immediately inform the Insurance Company if the violation is not cured within [   ] days. Should the cure not occur, the Insurance Company retains the right to terminate the applicable Product, as outlined in the Product’s provisions.

The Insurance Company retains the right to audit the Wealth Manager’s procedures for insuring that the assets maintained in the Accounts and the asset allocations meet the guidelines for the agreed upon profiles.

Making Products Available to Wealth Manager’s Clients

The Insurance Company is not engaging the Wealth Manager to provide referrals of its clients to the Insurance Company or to its licensed agents pursuant to this Agreement. Under this Agreement, the Insurance Company is not compensating the Wealth Manager or any of its employees, contractors or affiliates for the referral of its clients to the Insurance Company or any licensed agents of the Insurance Company, or for the election by its clients of such Products. Any referral of its clients to Insurance Company or its licensed agents, and any recommendation of the Products to Wealth Manager’s clients in connection with this Agreement is undertaken solely as a fiduciary act in providing investment advice to Wealth Manager’s clients.

The Insurance Company will determine underwriting criteria for Products. The Insurance Company will determine whether to accept any specific client of the Wealth Manager. The Wealth Manager agrees to assist the Insurance Company in gathering information needed to report any attempt by an applicant for a Product or any other person or entity to fraudulently obtain a Product.

Administrative Support

The Wealth Manager agrees to provide information to clients and prospective clients approved by the Insurance Company for the purpose of educating clients about the Products.

The Wealth Manager represents that it has in place adequate policies and procedures designed to assure that when it recommends Products to its clients the Products will be in their best financial interest, as determined by the Wealth Manager. The Insurance Company retains the right, from time-to-time, to audit the Wealth Manager’s procedures for complying with these requirements in order to determine if such procedures also meet the Insurance Company’s need to meet any suitability or other similar standards for issuing contracts under law or regulation.

The Insurance Company hereby engages the Wealth Manager to provide in an agreed upon format between the parties, the information the Insurance Company needs to be able to determine whether it will issue the Product and the information it needs to issue and maintain coverage in accordance with the provisions of each contract. Such information will include, but is not limited to, the information required on the application for the Product and any information the Insurance Company determines it needs to be able to determine whether it will issue a contract. The Wealth Manager represents that it has all necessary authorization from its clients to provide such information to the Insurance Company in connection with the application for, purchase and/or administration of the Products.

The Insurance Company hereby engages the Wealth Manager to provide any reports which the Insurance Company is required by law or regulation to their clients regarding the Products. To the extent permissible under applicable law and regulation, the Insurance Company will work with the Wealth Manager to incorporate such reporting into that which the Wealth Manager provides periodically regarding Accounts. The parties will comply with all applicable privacy requirements regarding the sharing of information regarding the Wealth Manager’s clients in order to administer Products.

The Insurance Company hereby engages the Wealth Manager to assess (or facilitate the assessment of) the Accounts for the fees (Fees) due under the terms of the Products. The Fees due for each Product are specified in Schedule [ ]. Fees are assessed quarterly in arrears based on the asset value of each Account. The assessed Fees are payable to the Insurance Company with 15 calendar days after the date such Fees are assessed.

The parties will determine the manner of transferring the fees to the Insurance Company and the format and content of reports to be made to the Insurance Company by the Wealth Manager outlining the details the Insurance Company requires in relation to the assessment of the fees.

The Insurance Company hereby agrees to immediately inform the Wealth Manager if the Insurance Company terminates coverage for any of the Wealth Manager’s clients pursuant to the provisions of the Products.

The Wealth Manager hereby agrees to immediately inform the Insurance Company of any legal or regulatory action that would impede its ability to continue to make Products available to clients of the Wealth Manager or to facilitate ongoing communication with such clients that have purchased Products. The Insurance Company hereby agrees to immediately inform the Wealth Manager of any legal or regulatory action would impede the ability of the Insurance Company to continue to make Products available to clients of the Wealth Manager.

The Wealth Manager hereby agrees to immediately inform the Insurance Company of any legal or regulatory action that would impede its ability to maintain the Accounts or provide the administrative support detailed in this Agreement. The Insurance Company hereby agrees to immediately inform the

Wealth Manager of any legal or regulatory action that would impede its ability to maintain coverage for the Wealth Manager’s clients.

Oversight and Inspection

Each of the parties hereby agrees to cooperate with any Federal or state regulatory agency in reviewing compliance with the activities contemplated by the terms of this Agreement.

Termination

The Insurance Company and the Wealth Manager may mutually agree to terminate this Agreement.

Either party may terminate the Agreement in response to a failure of the other party to perform its obligations pursuant to this Agreement, or because of any legal or regulatory action that prohibits a party from continuing to perform its obligations pursuant to this Agreement. Unless otherwise agreed to by both parties, any such termination will take effect 30 days after receipt of notice in writing of termination.

Governing Law and Jurisdiction

This Agreement and the rights and obligations of the parties pursuant to it are governed by and are to be construed under the laws of New York.

Arbitration

Any controversy or claim between the parties relating to this Agreement or the matters addressed in this Agreement which cannot be resolved by agreement of the parties is to be settled by binding arbitration. Such arbitration is to occur subsequent to a written demand from one party to the other party or parties. Such arbitration is to occur in New York. The parties agree that punitive, treble or any other similar type of or multiple damages will not be sought under any circumstances and will not be paid if awarded nonetheless. The parties agree to consider themselves bound by the decision of the arbitrator, and judgement of an award rendered by the arbitrator may be entered in any court having applicable jurisdiction. The parties further agree to pay the costs and fees of arbitration in accordance with the judgement of the arbitrator.

Cost of Enforcement

If any party initiates any action to enforce its rights pursuant to this Agreement, the party that does not prevail shall pay the prevailing party or parties its reasonable expenses, court costs and reasonable attorneys’ fees. This includes such expenses, costs and fees incurred in any appellate proceeding, as well as costs incurred in any action to recover amounts pursuant to this paragraph. All such expenses, cost and fees shall incur interest at the highest allowable rate for the governing jurisdiction noted above from the date incurred to the date paid.

Entire Agreement

This Agreement, including all Schedules, represents the entire agreement between the parties. It supersedes any prior agreement, understanding and contemporaneous oral agreements by the parties concerning its subject matter.

Signed this __________day of ____________, 20__:

Authorized Signature for Insurance Company

Name and Title

Authorized Signature for Wealth Manager	]

Name and Title